Responses to Item 77M - Mergers

Eaton Vance U.S. Government Money Market Fund

Eaton Vance U.S. Government Money Market Fund
("US Government Fund") (formerly, Eaton Vance Cash
Management Fund) was the surviving Fund in a merger with Eaton Vance Money Market Fund ("Money Market
Fund").  In the merger, all of the assets of the Money
Market Fund were transferred to US Government Fund in exchange for the issuance of US Government Fund shares and the assumption of all of Money Market
Fund's liabilities by the US Government Fund at a closing held on February 26, 2010. As a result of the merger, each shareholder of the Money Market Fund received full and fractional US Government Fund shares equal in value at the close of regular trading on the New
York Stock Exchange on the date of the closing to the value of such shareholder's shares of the Money Market
Fund. The merger was approved by the Trustees of each Fund on December 14, 2009. The Plan of
Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 filings (and amendments thereto) filed by Eaton Vance
Mutual Funds Trust on December 23, 2009 (Accession
No. 0000940394-09-001006) and the 497 filing filed on
January 25, 2010 (Accession No. 0000940394-10-
000053).